Media and Investor Contact: Richard E. Koch

(203) 750-3254

  News

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT 06856-4500

FOR IMMEDIATE RELEASE

Olin Raises Second Quarter Earnings Estimate

NORWALK, CT, June 21, 2004 -- Olin Corporation (NYSE: OLN) announced today that its second quarter earnings would be in the $0.10 per diluted share range compared with its previous forecast of the breakeven range primarily as a result of a pretax gain of approximately $5 million ($0.05 per share) on the sale of Olin Aegis and lower than expected costs in the second quarter relative to the fire at East Alton.

Olin Aegis, headquartered in New Bedford, Massachusetts, is a manufacturer of high performance, high reliability, hermetic metal packages for the microelectronics industry. Olin Aegis employs approximately 250 people.

Commenting on the Aegis divestiture, Joseph D. Rupp, President and Chief Executive Officer, said, "Since the spin off of Arch Chemicals in early 1999, Olin Aegis has operated as part of our Metals segment. We're divesting the business now because we think there is a better strategic fit with HCC Industries." The selling price was $18 million.

The Company had previously announced that a fire occurred in the electrical control room for the hot mill located at the Brass Casting Plant in East Alton, Illinois on April 29. The mill was returned to full operation in mid May. The Company's preliminary estimate was that the financial effects of the fire would reduce second quarter pretax profits by approximately $10 million ($0.09 per diluted share) with a full-year pretax cost effect of approximately $5 million ($0.05 per share). The Company now estimates that the full-year costs relative to the fire will be incurred in the second quarter and will be approximately $5 million pretax ($0.05 per share) as previously anticipated.

We continue to believe that second quarter metals volumes will be at least 10% higher than last year, despite the fire, although below first quarter levels because of lower coinage and ammunition shipments. Rod demand may be higher than previously projected. The Company noted that earnings from its Chlor Alkali and Winchester businesses are in approximately the same range as anticipated. The Chlor Alkali business is experiencing very strong demand for its products and believes that pricing for its products will improve sequentially as the year progresses particularly as a result of the caustic price increases that have recently been announced. The Company noted that Chlor Alkali selling prices are slightly higher than expected in the second quarter and now believes that they will be approximately equal to first quarter levels. However, the profit effect will likely be offset by higher than anticipated costs for a planned maintenance shutdown and higher utility costs. Winchester has recently been awarded a $6.5 million contract by the US Army to produce 7.62 mm M80 Ball linked ammunition with deliveries beginning in 2005 and continuing through a portion of 2006. In May 2004, Winchester began deliveries of 5.56 mm M855 Ball ammunition as part of an $18 million contract. Winchester is pursuing additional opportunities to serve the Army.

For the purposes of the calculations presented above, in the second quarter, Olin anticipates a tax rate of 41%, and shares outstanding of approximately 70 million.

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

______

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "will," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2003, include, but are not limited to, the following:

  sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;
  extraordinary events, such as additional terrorist attacks or war with one or more countries;
  continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;
  the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
  an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;
  unforeseen effects of competition, including the migration by United States customers to low-cost foreign locations;
  costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
  unexpected litigation outcomes or the impact of changes in laws and regulations;
  higher-than-expected raw material and utility or transportation and/or logistics costs;
  the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;
  unexpected additional taxes and related interest as the result of pending income tax audits; and
  the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2004 - 15